OFFER TO PURCHASE

ALL OUTSTANDING SHARES OF COMMON STOCK OF
HOTJOBS.COM, LTD.
FOR AT LEAST $5.25 IN CASH
AND A FRACTION OF A SHARE
OF COMMON STOCK OF
YAHOO! INC.
TOGETHER HAVING A VALUE,
BASED ON THE FORMULA IN THE ATTACHED PROSPECTUS,
OF $10.50 PER SHARE, NET
MADE BY
HJ ACQUISITION CORP.,
A WHOLLY-OWNED SUBSIDIARY OF
YAHOO! INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 8, 2002, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

    We have been engaged by HJ Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Yahoo! Inc., a Delaware corporation ("Yahoo!"), and Yahoo! to act as Information Agent in connection with HJ Acquisition Corp.'s and Yahoo!'s offer to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share, of HotJobs.com, Ltd., a Delaware corporation ("HotJobs.com"), for consideration consisting of a combination of Yahoo! common stock and cash with a value of $10.50 per Share based on the formula described in the Preliminary Prospectus/Offer to Purchase (as defined below), comprised of at least $5.25 in cash, net without interest, and up to $5.25 in Yahoo! common stock (the "Offer Price") without interest thereon, upon the terms and subject to the conditions set forth in the Preliminary Prospectus/Offer to Purchase dated January 11, 2002 (the "Preliminary Prospectus/Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

  1.
  Preliminary Prospectus/Offer to Purchase dated January 11, 2002;

  2.
  Letter of Transmittal to be used by stockholders of HotJobs.com in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);

  3.
  The Letter to Stockholders of HotJobs.com from the Chief Executive Officer of HotJobs.com accompanied by HotJobs.com's Solicitation/Recommendation Statement on Schedule 14D-9;

  4.
  A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  Notice of Guaranteed Delivery with respect to Shares;

  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7.
  Return envelope addressed to EquiServe Trust Company, N.A., as Depositary.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE SECTION OF THE PRELIMINARY PROSPECTUS/OFFER TO PURCHASE

ENTITLED "THE OFFER—TIMING OF OUR OFFER") THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OF HOTJOBS.COM COMMON STOCK OUTSTANDING ON A FULLY-DILUTED BASIS (AS SUCH TERM IS DEFINED IN THE MERGER AGREEMENT) ON THE DATE OF PURCHASE, (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER HAVING EXPIRED OR BEEN TERMINATED AND (C) THE RECEIPT OF OTHER REQUISITE MATERIAL REGULATORY AND ANTITRUST CLEARANCES.

    We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, February 8, 2002, unless extended. The board of directors of HotJobs.com, by unanimous vote of all those directors present, has (1) determined that the Merger Agreement (as defined herein) and the transactions contemplated thereby, including the Offer and the Merger (as defined herein) are advisable and are fair to and in the best interests of the stockholders of HotJobs.com, (2) approved the Merger Agreement (as defined herein) and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommended that the stockholders of HotJobs.com accept the Offer and tender their shares of HotJobs.com common stock pursuant to the Offer and adopt and approve the Merger Agreement and the Merger.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 27, 2001 (the "Merger Agreement"), among Yahoo!, HJ Acquisition Corp. and HotJobs.com pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, HotJobs.com will be merged with and into HJ Acquisition Corp. (or another wholly-owned subsidiary of Yahoo!) or HJ Acquisition Corp. (or another wholly-owned subsidiary of Yahoo!) will be merged with and into HotJobs.com, depending on certain tax matters (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Yahoo!, HJ Acquisition Corp. or HotJobs.com or any subsidiary of Yahoo! or HotJobs.com or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the same combination, pursuant to the Offer, of shares of Yahoo! common stock and cash, without interest thereon, as set forth in the Merger Agreement and described in the Preliminary Prospectus/Offer to Purchase. The Merger Agreement provides that HJ Acquisition Corp. may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Yahoo! or any other wholly-owned subsidiary of Yahoo!.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Preliminary Prospectus/Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in the section of the Preliminary Prospectus/Offer to Purchase entitled "The Offer—Procedure for Tendering Shares," an Agent's Message (as defined in the Preliminary Prospectus/Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by HJ Acquisition Corp., regardless of any extension of the Offer or any delay in making such payment.

    Neither of HJ Acquisition Corp. or Yahoo! will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, as described in the Preliminary Prospectus/Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by HJ Acquisition Corp. upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at our address and telephone number set forth on the back cover of the enclosed Preliminary Prospectus/Offer to Purchase.

                      Very truly yours,

                      Georgeson Shareholder Communications Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF HJ ACQUISITION CORP., YAHOO!, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE PRELIMINARY PROSPECTUS/OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.